Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The financial statements of Ring Energy, Inc. as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, and the effectiveness of Ring Energy, Inc. internal control over financial reporting as of December 31, 2018, in the Registration Statement on Form S-3, have been audited by Eide Bailly LLP, independent registered public accounting firm, in a report dated February 28, 2019, which appears in the Annual Report on Form 10-K of Ring Energy, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report, dated February 28, 2019, audit of the financial statements and effectiveness of internal control over financial reporting of Ring Energy, Inc. and to the use of our name as it appears under the heading “Experts” in such Registration Statement.

Denver, Colorado

June 21, 2019